Exhibit 10.2

Cabot Corporation

Summary of Compensation for Non-Employee Directors

The cash compensation payable to Cabot’s non-employee directors consists of an annual cash retainer for serving on the Board, an annual cash retainer for serving as non-Executive Chair of the Board, and an annual cash retainer for serving as Chair of any of the Audit, Compensation, Governance and Nominating, and Safety, Health, Environment and Sustainability Committees. Effective January 1, 2019, the annual cash compensation payable to Cabot’s non-employee directors consists of the following payments:

•	An annual retainer of $90,000 for service on the Board of Directors

•     An annual retainer of $110,000 for service as Non-Executive Chair of the Board of Directors

•	An annual retainer of $20,000 for service as Chair of the Audit Committee
•	An annual retainer of $15,000 for service as Chair of the Compensation Committee
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An annual retainer of $10,000 for service as Chair of the Safety, Health, Environment and Sustainability, or Governance and Nominating Committees; it being understood that this retainer will not be paid to the Chair of the Governance and Nominating Committee if he/she is also serving as Non-Executive Chair of the Board of Directors

In addition, under Cabot’s 2015 Directors’ Stock Compensation Plan (the “Directors’ Stock Plan”), each non-employee director receives shares of Cabot common stock as a portion of his or her compensation for services performed in the calendar year. The dollar value of the award, or the number of shares awarded, is set each year by the Governance and Nominating Committee and, for calendar years beginning with calendar year 2019, the dollar value of the awards set by the Governance and Nominating Committee is $120,000. A pro rata grant is provided to any director who joins the Board during the calendar year.